Exhibit 99(a)

(DELPHI LOGO)

Rodney O’Neal
Re: Letter Agreement

Dear Rodney:

     Delphi’s new Chairman and CEO, Robert S. Miller, begins his employment effective July 1, 2005. Your continued employment with Delphi during and after this transition is vital, as you are considered the leading candidate to succeed Mr. Miller as CEO, if and when, he vacates this position. To retain you during Mr. Miller’s tenure, Delphi agrees that if the current Board of Directors, as constituted as of the date of this agreement, selects another candidate to succeed Mr. Miller as CEO, you will receive a payment of one million dollars ($1,000,000.00), less applicable withholdings.

     For the purpose of this agreement, the current Board of Directors shall consist of the individuals who, as of the date of this agreement, constitute the entire Board and/or any new director whose election by the Board or nomination for election by the stockholders of the Company was approved by a vote of at least 2/3rds of the directors then still in office who either were directors as of the date of this agreement or whose election or nomination for election was previously so approved.

     The payment is also contingent upon your continued employment with Delphi through the selection date and your agreement to execute a signed release of all claims against Delphi and its representatives. Further, should your employment otherwise terminate for willful misconduct or based upon performance issues, or if you become incapacitated, as determined by the current Board of Directors, the payment will not be made.

     Please acknowledge your acceptance of the above by signing below.

DELPHI CORPORATION

By:	/s/ Kevin M. Butler
Kevin M. Butler
Vice President, Human Resource Management
June 24, 2005

Agreed and accepted:

/s/ Rodney O’Neal
Rodney O’Neal

Dated:      6-24-05

World Headquarters and Customer Center 5725 Delphi Drive Troy, Michigan 48098-2815 USA